As filed with the SEC on May 22, 2013

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WPX Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-1836028
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172

(Address, including zip code, of principal executive offices)

WPX Energy, Inc. 2013 Incentive Plan

(Full title of the plan)

James J. Bender, Esq.

Stephen E. Brilz, Esq.

WPX Energy, Inc.

One Williams Center

Tulsa, Oklahoma 74172

(855) 979-2012

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Paul Perea, Esq.

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1674

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	15,467,118	$18.07	$279,490,822	$38,123

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of WPX Energy, Inc. Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction. The securities to be registered include options and rights to acquire Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(c) and 457(h)(1) of the Securities Act based upon the average of the high and low prices of WPX Energy, Inc. Common Stock on May 15, 2013, as reported by the New York Stock Exchange.
(3)	5,648,211 of the 15,467,118 shares being registered under the WPX Energy, Inc. 2013 Incentive Plan represent shares previously registered by WPX Energy, Inc. (the “Registrant”) under the WPX Energy, Inc. 2011 Incentive Plan on Form S-8, registration statement no. 333-178388, filed on December 9, 2011 for which the Registrant paid a filing fee of $19,703 (the “Prior Registration Statement”). The Registrant has filed a post-effective amendment to deregister such shares from the Prior Registration Statement filed with respect to the predecessor plan, and accordingly, the associated registration fee previously paid on these shares under the Prior Registration Statement is being carried forward to offset the registration fee under this registration statement. The entire filing fee for the Prior Registration Statement was offset with the filing fee previously paid for registration statement no. 333-173808 on Form S-1 filed on April 29, 2011, which was withdrawn prior to becoming effective. As a result, the $38,123 registration fee that would be due on a proposed maximum aggregate offering price of $279,490,822 has been reduced by $19,703 to $18,419.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K initially filed with the SEC on February 28, 2013.

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Form 10-K referred to in (a) above.

(c)	The description of capital stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Registration Statement on Form 10-12B (Registration No. 001-35322) initially filed with the SEC on October 19, 2011, together with any amendment or report filed with the SEC for the purpose of updating such description; and

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent that the Delaware General Corporation Law (“DGCL”) or any other law of the State of Delaware permits. If the DGCL or any other law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director will be limited to the fullest extent permitted by the amended DGCL or other law, as applicable.

We are empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Our bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.

The Company maintains, policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of WPX Energy, Inc. (incorporated by reference to Exhibit 3.1 to WPX Energy, Inc.’s Current Report on Form 8-K (File No. 001-35322) filed with the SEC on January 6, 2012).

4.2	Amended and Restated Bylaws of WPX Energy, Inc. (incorporated by reference to Exhibit 3.2 to WPX Energy, Inc.’s Current Report on Form 8-K (File No. 001-35322) filed with the SEC on January 6, 2012).

4.3	WPX Energy, Inc. 2013 Incentive Plan (incorporated by reference to Appendix A to WPX Energy, Inc.’s definitive proxy statement on Schedule 14A (File No. 001-35322) filed with the SEC on April 5, 2013).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Baker Botts L.L.P. (incorporated by reference from Exhibit 5.1).

23.3	Consent of Independent Petroleum Engineers and Geologists, Netherland, Sewell & Associates, Inc.

24.1	Powers of Attorney (included on signature page).

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2

(b)	The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act, WPX Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on May 22, 2013.

WPX ENERGY, INC.

By:	/s/ Ralph A. Hill
Name:	Ralph A. Hill
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of WPX Energy, Inc., do hereby constitute and appoint Ralph A. Hill, James J. Bender, and Stephen E. Brilz, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ RALPH A. HILL	Chief Executive Officer and Director	May 22, 2013
Ralph A. Hill	(Principal Executive Officer)

/S/ RODNEY J. SAILOR	Senior Vice President and Chief Financial Officer	May 22, 2013
Rodney J. Sailor	(Principal Financial Officer)

/S/ J. KEVIN VANN	Controller	May 22, 2013
J. Kevin Vann	(Principal Accounting Officer)

/S/ KIMBERLY S. BOWERS	Director	May 22, 2013
Kimberly S. Bowers

/S/ JOHN A. CARRIG	Director	May 22, 2013
John A. Carrig

/S/ WILLIAM R. GRANBERRY	Director	May 22, 2013
William R. Granberry

/S/ DON J. GUNTHER	Director	May 22, 2013
Don J. Gunther

/S/ ROBERT K. HERDMAN	Director	May 22, 2013
Robert K. Herdman

/S/ KELT KINDICK	Director	May 22, 2013
Kelt Kindick

/S/ HENRY E. LENTZ	Director	May 22, 2013
Henry E. Lentz

/S/ GEORGE A. LORCH	Director	May 22, 2013
George A. Lorch

/S/ WILLIAM G. LOWRIE	Chairman of the Board	May 22, 2013
William G. Lowrie

/S/ DAVID F. WORK	Director	May 22, 2013
David F. Work

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of WPX Energy, Inc. (incorporated by reference to Exhibit 3.1 to WPX Energy, Inc.’s Current Report on Form 8-K (File No. 001-35322) filed with the SEC on January 6, 2012).

4.2	Amended and Restated Bylaws of WPX Energy, Inc. (incorporated by reference to Exhibit 3.2 to WPX Energy, Inc.’s Current Report on Form 8-K (File No. 001-35322) filed with the SEC on January 6, 2012).

4.3	WPX Energy, Inc. 2013 Incentive Plan (incorporated by reference to Appendix A to WPX Energy, Inc.’s definitive proxy statement on Schedule 14A (File No. 001-35322) filed with the SEC on April 5, 2013).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Baker Botts L.L.P. (incorporated by reference from Exhibit 5.1).

23.3	Consent of Independent Petroleum Engineers and Geologists, Netherland, Sewell & Associates, Inc.

24.1	Powers of Attorney (included on signature page).